Exhibit 4.3

Dated 16th May 2006

SMITHKLINE BEECHAM CORPORATION

and

MONSIF SLAOUI

SERVICE AGREEMENT

This Agreement is made on 16th May 2006 between:

(1)	SMITHKLINE BEECHAM CORPORATION whose registered office is at One Franklin Plaza, Philadelphia, Pennsylvania 19102, USA (the “Company”); and

(2)	MONSIF SLAOUI (the “Executive”).

1	Interpretation

1.1	In this Agreement (and any schedules to it)

“Accrued Obligations” means:

1.1.1
the Executive’s full salary under this Agreement through to the end of the month in which the Termination Date occurs at the rate in effect on the Termination Date and the reimbursement (in accordance with Group Policy) of any expenses incurred by the Executive prior to the Termination Date;

1.1.2
any unpaid bonus pertaining to the previous financial year and the product of any target bonus for the financial year in which the Termination Date occurs and a fraction, the numerator of which is the number of days in the Company’s current financial year up to the Termination Date and the denominator of which is 365;

1.1.3	any remuneration previously deferred by the Executive (together with any accrued interest) and not yet paid by the Company including payment for any accrued holiday not taken by the Executive; and

1.1.4	any other benefits to which the Executive is entitled, as determined in accordance with the applicable plans and policies of the Company;

“Board” means the board of directors of the Company from time to time or any person or committee nominated by that board as its representative for the purposes of this Agreement;

“Chief Executive Officer” means the Chief Executive Officer of GSK plc from time to time;

“Employment” means the employment governed by this Agreement;

“Group” means the Company and any other Company controlling, controlled by or under the direct or indirect common control of the Company, including, without limitation, GSK plc and any of its subsidiaries from time to time;

“Group Company” means a member of the Group and “Group Companies” will be interpreted accordingly;

“GSK Board” means the board of directors of GSK plc from time to time or any person or committee nominated by that board as its representative for the purposes of this Agreement;

“GSK plc” means GlaxoSmithKline plc

“Termination Date” means the date on which the Employment terminates, whether on the expiration of notice to terminate the Employment pursuant to Section 3 or otherwise pursuant to this Agreement;

1.2	References to any statutory provisions include any modifications or re-enactments of those provisions.

1.3	In this Agreement terms used in the context of the GlaxoSmithKline Share Option Plan and Performance Share Plan shall have the meaning ascribed to them in such plans.

2	Employment

The Company confirms the employment of the Executive, and the Executive confirms his employment with the Company, on the terms and conditions set out in this Agreement.

3	Termination by Notice

3.1	The Executive’s continuous employment began on 3 October 1988.

3.2	The Employment under the terms of this Agreement shall be deemed to have commenced on 1 June 2006 and the Employment shall continue until:

(i)	the Employment is otherwise terminated in accordance with this Agreement; or

(ii)	not less than 12 calendar months’ notice in writing is given by the Company to the Executive; or

(iii)	not less than 12 calendar months’ notice in writing is given by the Executive to the Company; or

(iv)
the first day of the month coincident with and next following the date on which the Executive attains age 60. In the event that this Agreement shall terminate pursuant to this Clause 3.2(iv), then the Executive shall thereafter be deemed an Employee at will and shall be entitled only to payment of Accrued Obligations.

3.3	The Company may, in its absolute discretion, lawfully terminate the employment of the Executive at any time by paying to the Executive the Lump Sum set out in Section 15.1.5.

4	Duties and Responsibilities

4.1
The Executive is the Chairman, R&D of GSK plc. This position is classified as grade Band A, tranche 2. The Executive shall have such powers and duties as are from time to time given to him by the Chief Executive Officer or, if different, the person to whom the Executive reports, consistent with the Employment and this Agreement.

4.2
During the Employment, the Executive shall devote his full business time and energies to the business and affairs of the Company and GSK plc, consistent with any other duties and responsibilities he may have to any Group Companies. The Executive’s time shall be allocated among the Group Companies in accordance with the Executive’s reasonable judgment and dependent upon the level of his responsibilities to any other Group Company, subject to the overall supervision and direction of the Chief Executive Officer or, if different, the person to whom the Executive reports.

4.3
The Executive shall not, without the prior written consent of the GSK Board, accept directorships, trusteeships and other appointments (other than of Group Companies) or carry on or be engaged, concerned or interested either directly or indirectly in any other business or activity. A list of the directorships and outside interests of the Executive approved by the GSK Board as at the date of this Agreement is attached as Appendix 1 to this Agreement. Any fees earned by the Executive in respect of such authorised activities may be retained by the Executive.

4.4
The location of the Executive’s activities shall be in Philadelphia, Pennsylvania, but subject to the overall supervision and direction of the Chief Executive Officer, and to perform properly his duties, he may be required to undertake reasonable travel elsewhere in the world. The Executive is required to reside at a location convenient to the Company’s offices in Philadelphia, Pennsylvania (or such other location as the Company may determine) during the Employment.

5	Salary, etc.

5.1
In consideration of the services to be rendered by the Executive under this Agreement the Executive shall be paid a salary at the rate of $600,000 per annum payable in accordance with the Company’s pay practices for its executives from time to time in force (but not less frequently than calendar monthly). The salary will be credited to the Executive’s bank account notified to the Company for the purpose. Salary shall be reviewed annually in accordance with the Company’s normal administrative practices for its executives and may be increased (but not reduced) by the Company by such amount (if any) as it shall think fit.

5.2	The Executive shall be entitled, subject to Section 6.4, to participate

(i)
in all such cash bonus plans and programmes as are made available from time to time for executives of the Company generally of the same grade in the relevant jurisdiction in accordance with the Company’s policy (or GSK plc’s policy, as applicable); and

(ii)
in respect of the salary provided by Section 5.1, in such incentive programmes as are made available from time to time for executives of the Company and/or GSK plc generally who are of the same grade in the relevant jurisdiction, in each case, subject to the terms and conditions of such bonus plans and programmes from time to time in force. Any grant of share options or awards of performance shares under such plans and programmes shall be granted subject to performance conditions as determined by the GSK Board. Any shares received under the Performance Share Plan- US concerning Target Awards granted in respect of any Performance Period commencing on or after 1st January 2006 must be held by the Executive for a period of 2 years following vesting. For the avoidance of doubt, the two year period commences the day next after the cessation of the Performance Period, notwithstanding that the Executive may defer payment of such a Final Award in accordance with the rules of the plan. The Executive’s future participation in certain of these plans and programmes may be affected if the Executive does not satisfy the Share Ownership Requirements (as amended from time to time). It is agreed that in the event of the Executive retiring from the Company, the Executive will retain the relevant number of shares (as set out in the Share Ownership Requirements) until at least one year after the earlier of (i) the date upon which the Executive retires from the Company in accordance with the terms of any Company policy that may be in force from time to time, or (ii) the date on which the Executive’s employment is terminated pursuant to Section 3.2(iv) of this Agreement.

5.3
The Executive’s salary under Section 5.1 of this Agreement shall be inclusive of any fees or other remuneration to which the Executive may be entitled or receives as a Director, alternate Director, specialist adviser, consultant or by virtue of any other office or appointment in any Group Company. The Executive shall account to the Company for all such fees or other remuneration by paying over or procuring to be paid over the same to the Company.

5.4
GSK shall not be liable for any costs or expenses, including any costs or expenses pertaining to travel undertaken by the Executive, incurred as a result of any activity or participation in any role or capacity external to and unrelated to GSK or any Group Company. It is agreed that the Executive will promptly reimburse GSK against any such costs that may be incurred by GSK. Further, the Executive authorises the Company at any time to deduct from his salary, or any other monies payable to him by the Company, all sums which he owes the Company. If this is insufficient, the Company will require repayment of the balance.

6	Expenses and other Benefits

6.1
The Company shall promptly reimburse to the Executive all reasonable travel and other out of pocket expenses properly incurred by him in the performance of his duties under the Employment. The Executive will submit claims for expenses reimbursement to the Company regularly with appropriate supporting documentation.

6.2
The medical benefit arrangements for the Executive and his family are as set out in the GlaxoSmithKline Executive Medical Plan (as amended from time to time). Details, including eligibility criteria will be provided by US Benefits Department

6.3
The Company at its expense shall provide the Executive with other benefits provided to executives of the Company of the same grade, and the Executive shall be entitled to participate in all benefit plans, practices and policies as are made available by the Company from time to time to its executives generally of the same grade subject to their terms and conditions from time to time in force. A list of all plans and programmes currently in operation is set out in Appendix 2. Details of the relevant plans and programmes are set out in the TotalReward section on myGSK.

6.4
GSK shall not be liable for any costs or expenses, including any costs or expenses pertaining to travel undertaken by the Executive, incurred as a result of any activity or participation in any role or capacity external to and unrelated to GSK or any Group Company. It is agreed that the Executive will promptly reimburse GSK against any such costs that may be incurred by GSK. Further, the Executive authorises the Company at any time to deduct from his salary, or any other monies payable to him by the Company, all sums which he owes the Company. If this is insufficient, the Company will require repayment of the balance.

6.5
The Company (and GSK plc, as applicable) reserves the absolute right and discretion to amend, modify or terminate all such benefits, plans and programmes as are referred to in Sections 5.2, 6.2, 6.3 and 8 at any time and for any reason.

7	Vacation

In addition to all Company Holidays, the Executive shall be entitled to 25 days’ vacation in each year at full pay in accordance with Company policy from time to time in force, which shall accrue rateably during the calendar year, to be taken at such times as the business of the Company may permit. On termination of the Employment the Executive will be entitled to be paid for any accrued vacation not taken and will reimburse the Company for any vacation taken but not accrued.

Vacation which is not taken in the year in which it is accrued may be carried forward in accordance with the Company’s rules on the banking of vacation outlined in its Vacation Policy, as amended from time to time. Any vacation which is not carried forward in accordance with these rules will be lost.

8	Pension and Life Insurance

The Executive shall be entitled to participate in the GlaxoSmithKline Cash Balance Pension Plan and the GlaxoSmithKline Supplemental Pension Plan and any other retirement plans or deferred compensation programmes made available by the Company to its senior executives in the United States, including, without limitation, the GlaxoSmithKline Retirement Savings Plan and the GlaxoSmithKline Executive Supplemental Savings Plan , subject to the terms and conditions of such programmes from time to time in force. Details of such current plans and programmes are set out in the TotalReward section on myGSK and are subject to amendment or withdrawal at the Company’s discretion.

9	Sickness

9.1	The Executive shall comply with the Company’s sick pay rules from time to time in force.

9.2	The Executive shall be entitled to participate in the Company’s short-term and long-term disability plans or programmes in force from time to time.

9.3
The Company may require the Executive to have a medical examination every year (or at such shorter intervals as they may agree between them), by a doctor approved by the Company. The costs of such examinations shall be borne by the Company. The Executive shall authorise such doctor to submit to the Director of Human Resources of the Company a copy of the medical report or results of any tests prepared or obtained as a result of that examination (which shall omit reference to any medical condition which in the doctor’s opinion would not affect the Executive’s capability to perform his duties then or in the future).

10	Inventions and Copyright

The Company’s standard policy on inventions and copyright from time to time in force shall apply to the Executive.

11	Confidentiality; Company Securities

11.1
Without prejudice to any other duty owed to the Company or to any Group Company, the Executive shall not, except in the proper performance of his duties or as authorised by the Board, during or after the Employment, use or disclose to any person any Confidential Information obtained by him during the Employment.

11.2
In the course of the Employment, the Executive is likely to obtain trade secrets and confidential information belonging to or relating to Group Companies and other persons. He will treat such information as if it falls within the terms of Section 11.1 and Section 11.1 will apply with any necessary amendments to such information. If requested to do so by the Company, the Executive will enter into an agreement with other Group Companies and any other persons in the same terms as Section 11.1 with any amendments necessary to give effect to this provision.

11.3
For the purposes of this Agreement, the term “Confidential Information” shall include, but not be limited to confidential commercial, financial and strategic data pertaining to the Group and any other confidential information relating to the business or affairs of the Group including, without limitation, any invention, trade secret, manufacturing process or patent information. The term “Confidential Information” shall not include any information:

11.3.1	which is or becomes generally available to the public, or

11.3.2	which is acquired by the Executive apart from his association with the Group other than, in each case, as a result of disclosure by the Executive or by any person to whom he has supplied information or by any person in breach of a duty of confidentiality.

In addition, the term “Confidential Information” shall not include any information which the Executive is required to disclose by applicable law or regulation or by order of a court or governmental body of competent jurisdiction, so long as the Executive gives the Chief Executive Officer of the Company reasonable prior notice of such required disclosure.

11.4
During the Employment, the Executive shall be bound, in respect of transactions in securities issued by any Group Company, by the Company’s and GSK plc’s policies from time to time in effect on employee securities dealing. In particular, the Executive shall advise the Company Secretary, CFO, CEO or Chairman of GSK plc before he or any member of his immediate family seeks to trade in such securities and shall be bound by any directions given by the Company Secretary, CFO, CEO or Chairman.

12	General Termination Provisions

12.1	On the termination of the Employment for whatever reason, or at any other time when requested to do so by the Company, the Executive, upon receipt of written request from the Company, shall promptly

(i)
deliver up to the Company any property belonging to the Company or any other Group Company which may be in his possession or under his control including Confidential Information, lists of customers, correspondence, documents and other property. The Executive will not retain any copies of any materials or other information. The Company shall promptly return to the Executive and permit him to remove from the premises of the Company and any other Group Company, any property, personal records, files, etc. belonging to the Executive; and

(ii)
resign on request by the Company or the GSK Board (if he has not already done so) from all offices held by him in the Company and any other Group Company (except for any he is entitled to retain under any separate agreement with any Group Company), failing which the Executive irrevocably authorises the Company or GSK plc to appoint an officer of the Company or GSK plc to execute all documents on his behalf and do all things necessary to effect such resignations; PROVIDED, however, that any such resignations pursuant to this Section 12.1(ii) shall be without prejudice to the Executive’s rights under this Agreement.

12.2	Any termination of the Employment shall be without prejudice to the Executive’s and the Company’s continuing obligations under this Agreement.

12.3	Upon the termination of the Executive’s employment for whatever reason, the Executive shall immediately repay all outstanding debts or loans due to the Company or any Group

Company and the Company is hereby authorised to deduct from any payment of wages any sum in repayment of all or any part of such debts or loans.

12.4	The terms of the US GSK Severance Policy as in force from time to time, shall not apply to the Executive.

13	Termination due to Death or Disability

13.1
In the event of the Executive’s death the Employment will terminate automatically on the date of his death, which shall be the Termination Date for the purposes of this Agreement. His duly qualified executor shall be entitled to receive the Accrued Obligations.

13.2
The Company may elect to terminate the Employment immediately without notice or payment in lieu of notice by serving written notice (“Termination Notice for Disability”), if an independent physician selected by the Company has certified in writing that, by reason of a physical or mental illness or other condition of the Executive, the Executive is unlikely to be able to resume performance of duties under the Employment for the foreseeable future. The Employment will terminate on the Termination Date specified in the Termination Notice for Disability. Provided that the Company shall not be entitled to terminate the employment by reason of physical or mental illness or other condition if this would lead to the Executive becoming dis-entitled to benefits under the Company’s or GSK plc’s permanent health insurance plan.

13.3
In the event the Company delivers a Termination Notice for Disability, the Executive shall immediately be relieved from all offices, appointments and responsibilities that he may then hold under the Employment and be relieved of any duty to work for or serve the Company or any Group Company. The Executive shall be entitled only to the Accrued Obligations, together with such rights as are provided for in the applicable benefits plan(s) in which the Executive participates.

14	Termination for Cause

14.1
The Company shall be entitled to terminate the Employment immediately without notice or payment in lieu of notice for Cause (as defined in this Section 14) by serving written notice (“Notice of Termination for Cause”).

14.2	“Cause” shall mean:

14.2.1
the Executive is convicted of any criminal offence which in the reasonable opinion of the Chairman of GSK plc or the GSK Board affects the Executive’s position as Chairman R&D of GSK plc (other than a motoring offence for which no custodial sentence is given to him) ; or

14.2.2	the Executive, in carrying out his duties under the Employment, is guilty of gross neglect or gross misconduct; or

14.2.3	the Executive shall become personally bankrupt or insolvent; or

14.2.4	the Executive shall be or become prohibited by law from being a director; or

14.2.5	the Executive commits a material breach of any term of this Agreement.

14.3	Any delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.

14.4
In the event that the Employment is terminated for Cause, the Employment shall terminate upon the date on which the Board serves Notice of Termination for Cause and the Executive shall be entitled only to payment of all previously accrued and unpaid salary then due and owing under this Agreement, up to the date of termination including reimbursement for expenses previously incurred and, save for the provisions of this Section 14.4, the Executive will have no claim for damages or any other remedy against the Company or any Group Company.

15	Termination by Notice

15.1
If either notice to terminate the Employment is given by the Executive according to Section 3.2 (iii) above, or if the Executive resigns without giving due notice and the Company does not accept his resignation or the Company has given notice in accordance with Section 3.2 (ii) above then the Company may require the Executive to comply with any and all of the provisions in this Section 15.1 for a maximum period of 12 months (the “Garden Leave Period”).

15.1.1	The Company may require that the Executive does not:

(i)	enter or attend the premises of the Company, or any Group Company; or

(ii)	contact or have any communication with any customer or client of the Company, or any Group Company in relation to the business of the Company, or any Group Company; or

(iii)	contact or have any communication with any employee, officer, director, agent or consultant of the Company, or any Group Company in relation to the business of the Company, or any Group Company; or

(iv)
become employed or engaged by any company, partnership or other entity whether as an employee, director, partner or consultant or carry on any business either on his own account or for any other person whether directly or indirectly (except as the holder, directly or indirectly, of less than 5 per cent of the shares or save for those activities permitted in accordance with Section 4.3);

(v)	remain or become involved in any aspect of the business of the Company, or any Group Company except as required by such companies.

15.1.2	The Company may require the Executive:

(i)	to comply with the provisions of Section 12; and

(ii)
to immediately resign from any directorship which he holds in the Company, and any Group Company or any other company where such directorship is held as a consequence or requirement of the Employment, unless he is required to perform duties to which any such directorship relates in which case he may retain such directorships while those duties are ongoing. The Executive hereby irrevocably appoints the Company to appoint an officer of GSK plc as his attorney to execute any instrument and do anything in his name and on his behalf to effect his resignation if he fails to do so in accordance with this Section 15.1.2(ii).

15.1.3	During any Garden Leave Period the Company may appoint another individual to carry out the duties of the Executive and the Executive shall:

(i)	continue to be bound by the provisions of this Agreement and conduct himself with good faith towards the Company and not do anything that is harmful to the Company or any Group Company;

(ii)
remain available to perform any reasonable duty requested by the Company or any Group Company and to co-operate generally with the Company or any Group Company to ensure a smooth handover of his duties (provided that if the Executive should fail to make himself available for such work having been requested by the Company or any Group Company to attend he shall, notwithstanding any other provision of this Agreement forfeit his right to salary and contractual benefits in respect of such period of non-availability).

15.1.4
During the Garden Leave Period, the Executive will be entitled to receive his salary and benefits in accordance with the terms of this Agreement including any bonus payable in accordance with Section 5.2 but excluding any share entitlements under Section 5.2 above.

15.1.5
Where the Company gives notice to terminate the Employment in accordance with Section 3.2 (except where termination is effected pursuant to the terms of Section 14) above then notwithstanding the continuation of the Employment during any period after notice has been given, including any Garden Leave Period, within 30 days of the date such notice was given to the Executive, the Company shall pay to the Executive as a lump sum his full salary, bonus and 12 months pension contributions at the rate of eighteen per cent (18%) of the Executive’s full salary and bonus, in respect of the entire period of notice (except for any part of it attributable to the period falling after the Termination Date contemplated in Section 3.2(iv) and subject to deduction of tax and any other deductions required to be made) (the “Lump Sum”). For this purpose, full salary shall be the basic salary in effect at the date such notice is given to the Executive, and bonus shall be calculated on the basis of the Executive achieving 100 per cent of the target bonus at Bonus Level 1. For the avoidance of doubt, the payment by the Company to the Executive of the Lump Sum will extinguish any and all liability imposed on the Company under this Agreement to make any further payment to the Executive in respect of salary and bonus under this Agreement during any period after notice has been given, including, any Garden Leave Period.

15.1.6
After the payment of a Lump Sum pursuant to Section 15.1.5, at the end of or at any time during the Garden Leave Period the Company may at its sole and absolute discretion terminate the Employment by further written notice to the Executive without any further payment. In any event at the end of the 12 month Garden Leave Period the Employment will also terminate automatically and the Company shall be under no obligation to make any further payment to the Executive, save for in respect of any Accrued Obligations that may exist.

15.1.7
However, in the event that the Executive obtains an offer of future alternative employment with another employer, or otherwise wishes to take up alternative business activities, and he can satisfy the GSK Board that such employment/activities are not in breach of Section 16, the Company will waive the balance of any unexpired notice period or the Garden Leave Period so as to enable the Executive to take up such alternative employment/activities; whereupon, subject to Section 12.3 above, the Company’s obligations to the Executive under this Section 15.1 shall cease with effect from the agreed revised Termination Date.

15.1.8
The Company and the Executive agree that if the Company shall fully perform, when due, all its obligations under this Section 15, such performance shall be in full and final settlement of all and any claims or rights of action which the Executive might have against the Company, or any Group Company arising out of this Agreement or its termination or otherwise howsoever relating to the Employment.

15.1.9
A removal by the Company of the Executive from his current position which results in a demotion to a position with less responsibility than his current position, or a change in reporting relationships which results in the Executive no longer reporting directly to the GSK Board, or any successor board, will be deemed to be a termination by the Company on notice pursuant to Section 15 of this Agreement.

16	Restrictions during and after Termination of Employment

16.1	In this Section:

“Restricted Business” means the businesses of the Company or any Group Company at the Termination Date (or if earlier the start of any Garden Leave Period ending on the Termination Date) with which the Executive was involved to a material extent during the last 12 months of the Employment.

“Restricted Period” means any period during which the Executive is employed by the Company (including for the avoidance of doubt, any Garden Leave Period) and the period of 12 months, less any Garden Leave Period imposed by the Company under Section 15 and less any period of notice worked by the Executive during the notice period set out in Section 3, commencing on the Termination Date.

16.2
The Executive is likely to obtain trade secrets and confidential information and personal knowledge of and influence over customers, clients and employees of the Company, GSK plc and its Group Companies during the course of the Employment. To protect these interests, the Executive agrees with the Company and GSK plc that the Executive will be bound by the following covenants:

16.2.1
During the Restricted Period he will not be engaged in (except as the holder, directly or indirectly, of less than 5 per cent of the shares) any business which is or is about to be in competition with the Restricted Business.

16.2.2
During the Restricted Period the Executive will not, canvass or solicit in competition with the Company, or any Group Company the custom of any person who was during the last 12 months of the Employment a customer, or client of, or in the habit of dealing with, the Company, or (as the case may be) any Group Company and in respect of which the Executive had access to confidential information or with whose custom or business the Executive is or was personally concerned, during that 12 month period with a view to providing goods or services to that person in competition with any Restricted Business.

16.2.3
During the Restricted Period he will not, in the course of any business concern which is in competition with the Restricted Business provide goods or services to or otherwise have any dealings with any person who was during the last 12 months of the Employment a customer, or client of, or in the habit of dealing with the Company, or any Group Company, and in respect of which the Executive had access to confidential information or with whose custom or business the Executive is or was personally concerned during that 12 month period.

16.2.4
During the Restricted Period he will not, interfere or endeavour to interfere with the continuance of the provision of goods or services to the Company, or any Group Company, by any supplier which was a supplier of goods or services to the Company, or any Group Company during the last 12 months of the Employment and with whom the Executive dealt to a material extent during that period.

16.2.5
During the Restricted Period he will not entice or try to entice away from the Company or any Group Company any person who is still employed by the Company or a Group Company during the Restricted Period and is a senior employee, director or full time senior consultant of such a company and with whom he worked closely in the last six months of the Employment.

16.3
Each of the obligations imposed on the Executive by this Section 16 extend to him acting not only on his own account but also on behalf of any other firm, company or other person and shall apply whether he acts directly or indirectly.

16.4
Following the Termination Date, the Executive will not represent himself as being in any way connected with the businesses of the Company, GSK plc or of any other Group Company (except to the extent agreed in writing by such a company).

16.5
Any benefit given or deemed to be given by the Executive to any Group Company under the terms of Section 16 is received and held on trust by the Company for the relevant Group Company. The Executive will enter into appropriate restrictive covenants directly with other Group Companies if asked to do so by the Company or GSK plc.

17	Reasonableness of Restrictions

17.1
Each of the obligations on the Executive contained in Section 16 constitutes a separate and independent restriction on the Executive notwithstanding that they may be contained in the same Section, paragraph or sentence.

17.2
Should the restrictions contained in Section 16 be found to be void but would be valid if some part thereof were deleted or the period or radius of application reduced, then such restriction shall apply with such modification as may be necessary to make it valid and effective. In particular, the Executive agrees that the restrictions are reasonable and necessary for the protection of the Company and the Group Companies.

17.3
If the Executive shall, during the Restricted Period, receive from any person, firm or company, an offer to provide services in any capacity whatsoever, or to enter into employment where acceptance of such offer, or the taking of such employment, might render him in breach of the provisions of this Agreement, he shall promptly advise the offeror of the existence of the restrictions set forth in Section 16 of this Agreement.

17.4
The Executive acknowledges that the Company may have no adequate remedy at law and would be irreparably harmed if the Executive breaches or threatens to breach the provisions of Section 16 above and, therefore, agrees that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of Section 16 above, and to specific performance of the terms of each such Section in addition to any other legal or equitable remedy it may have. The Executive further agrees that he shall not, in any equity proceedings involving him relating to the enforcement of Section 16 above raise the defence that the Company has an adequate remedy at law. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have.

18	Severability

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

19	Successors and Assigns

19.1
This Agreement shall be binding upon and inure to the benefit of the Company or any corporation or other entity to which the Company may transfer all or substantially all of its assets and business and to which the Company may assign this Agreement, in which case “Company”, as used in this Agreement, shall mean such corporation or other entity. The foregoing shall not relieve the Company of any of its obligations under Section 15 of this Agreement. The rights of the Executive shall inure to the benefit of his heirs, executors, administrators and other personal representatives.

19.2	The Executive may not assign this Agreement or any part of it, or any rights thereunder or delegate any duties to be performed by him under it to anyone else.

20	Survivorship

To the extent contemplated by this Agreement, respective rights and obligations of the parties set out in this Agreement shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

21	Notices

Any notice (including any Termination Notice) required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by courier, duly addressed to the party concerned at the address set out above or to such other address as the party may notify to the other. Any notice delivered personally under this Section 21 shall be deemed given on the date delivered and any notice sent by courier shall be deemed given on the date delivery is recorded by such courier.

22	Entire Agreement

22.1
This Agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in it. It, together with such letter of appointment, contains the whole agreement between the parties relating to the Employment at the date the agreement was entered into (except for those terms implied by law which cannot be excluded by the agreement of the parties). The Executive acknowledges that he has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

22.2	Neither party’s rights or powers under this Agreement will be affected if:

22.2.1	one party delays in enforcing any provision of this Agreement; or

22.2.2	one party grants time to the other party.

23	Amendment or Modification; Waiver

No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorised officer of the Company who shall supply the Executive with evidence of such authority.

24	Withholding

Anything to the contrary notwithstanding, all payments required to be made by the Company under this Agreement to the Executive, or to his estate or beneficiaries, shall be subject to withholding of such amounts relating to taxes as the Company may be required to withhold pursuant to any applicable statute, law or regulation.

25	Indemnification and Insurance

25.1
The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit, proceeding or governmental or other investigation by reason of the fact of the Employment or that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another Group Company or entity except for any action instigated by the Company or the Executive (a “Proceeding”), he shall be indemnified by the Company to the fullest extent permitted by applicable law against all expenses, liabilities and losses reasonably incurred or suffered by the Executive in connection with such a Proceeding (including any tax payable by the Executive as a result of payments made by the Company pursuant to this indemnity), including, without limitation, payment of expenses incurred in defending a Proceeding prior to the final disposition of such Proceeding; PROVIDED, however, that written notice of such Proceeding is given promptly to the Company by the Executive and the Company is permitted (where appropriate) to participate in and assume the defence of such Proceeding. The provisions of this Section 25 shall survive the termination of the Employment and shall be in addition to any other rights to indemnification to which the Executive may from time to time be entitled, whether under any applicable insurance policies or otherwise.

25.2
The Company will provide the Executive with Legal Expenses Insurance and Directors’ and Officers’ Liability Insurance under the Company’s policy current from time to time in force subject to such cover being available at reasonable commercial rates.

26	Collective Agreements - Disciplinary Rules and Procedures

There are no collective agreements which directly affect the terms and conditions set out in this Agreement.

The Company’s harassment and bullying policies, disciplinary rules and procedures and grievance procedures, as in force from time to time, shall apply to the Executive. The Company reserves the right to leave out any or all of the stages of those rules and procedures where it considers it appropriate to do so.

27	Data Protection

The Executive consents to the Company or any Group Company holding and processing both electronically and manually the data it collects which relates to the Executive for the purpose of the administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations. The Executive also consents to the transfer of such personal information to other offices the Company may have or to a Group Company or to other third parties whether or not outside the United States for administration purposes and other purposes in connection with the Executive’s employment where it is necessary or desirable for the Company to do so.

28	Governing Law

This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the Commonwealth of Pennsylvania. Each of the parties submits to the exclusive jurisdiction of the Commonwealth of Pennsylvania’s courts as regards any claim or matter under this Agreement.

29	Titles

Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

In witness whereof the parties hereto have executed this Agreement as a deed on the day and year first above written

SMITHKLINE BEECHAM CORPORATION

By:	/s/ Donald F Parman

Name:	Donald F Parman

Title:	Vice President & Secretary

Date:	May 5, 2006

/s/ Monsif Slaoui Signed Sealed and Delivered by the said MONSIF SLAOUI in the presence of:	}	May 8, 2006
Name:

Address:

Occupation

Appendix 1: Schedule of Directorships and Outside Interests

A list of the directorships and outside interests of the Executive approved by the GSK Board as at the date of this Agreement is set out below:

Company Name     Title

Appendix 2: Other Benefits

TotalReward makes the spirit of GSK an everyday reality for our people and is a major building block for achieving our mission. The principles have been developed to ensure that the interest of our employees is very closely aligned with GSK's.

TotalReward is a competitive package designed to attract, retain, motivate and develop the best talent. At the same time, it is cost-effective, benefiting GSK and our employees. Below is a list providing examples of the benefits currently provided as at the date of the contract.

TotalReward includes:

Total Cash opportunities - Salary, Bonus, Share Option Plan, Performance Share Plan

Long term savings and retirement plans - Cash Balance Pension Plan, Supplemental Cash Balance Pension Plan, Retirement Savings Plan, Executive Supplemental Savings Plan (ESSP)

An array of comprehensive benefits to protect your health and welfare programs to help you better balance your work life and your personal life - Executive Life Insurance Plan, Executive Medical Plan, Retiree Medical Plan.

The Executive’s future participation in certain of these plans and programmes may be affected if he does not satisfy the Share Ownership Requirements (as amended from time to time).

Details of the relevant plans and programmes and Share Ownership Requirements are set out in the TotalReward section on myGSK.

The Company reserves the right to amend, modify or withdraw the benefits, from time to time.

Appendix 3: GSK US Localisation Policy

The US Localisation Policy is an extract from GSK Global Assignment Policy which was effective in March 2006.

Philosophy

One of the consequences of undertaking a Global Assignment is that there may be a desire by both the employee and the Host Company for the employee to remain in the Host country. In these circumstances the Localisation policy will apply.

Therefore at the end of an assignment it may be mutually agreed that the Global Assignee will permanently localise to the assignment location. This means the assignment location will become the new Home location on a permanent basis.

Where localisation occurs the individual will become an employee of the new country business and will sever all employment links with their original Home country business.

Objective

The objective of localisation is to integrate a Global Assignee into the new Home location's Total Reward system, recognising that a period of transition may be necessary before the Global Assignee achieves equity with peers in the new Home location.

Localisation Principles

If a localisation is to proceed, the following will occur:

•	Global Assignment Terms and Conditions cease on localisation

•	Old Home country Terms and Conditions cease on localisation

•	New Home country Terms and Conditions will be adopted on localisation

At the end of the any transition period (see Section 13.6.6/7 Transition Allowance) the localised employee will be on an equitable basis with their local peers and other localised/transitioned employees.

Scope

Global Assignments do not exceed three (3) years, unless the CEO and appropriate CET member agree a maximum extension of one (1) year.

Global Assignees will be offered localisation for one (1) or more of the reasons below:

•
The Host Company wishes to retain and utilise the Global Assignee's skills longer than the maximum Global Assignment duration. The Global Assignee agrees to be localised and to adopt the new Home location Terms and Conditions.

•
There is no alternative role available to the Global Assignee on completion of the assignment; however the Host Company wishes to retain and utilise the Global Assignee's skills. The Global Assignee agrees to be localised and to adopt the new Home location Terms and Conditions.

•
The Global Assignee wishes to be localised and to adopt the new Home location Terms and Conditions. The Host Company wishes to retain and utilise the Global Assignee's skills and agree to support the localisation.

Compensation

Payment and delivery of all compensation will be in accordance with the new Home location policies and procedures, as follows:

Job Grading

Band C and Above

The GSK worldwide Job Grading structure and process will be applied to all localised positions

Below Band C

Local grade structures will apply

Salary

Will be managed according to the new Home location business guidelines, as will any Salary Review and/or promotion increases awarded

Bonus

If a Bonus scheme is applicable, a localised employee will participate in the new Home location Bonus scheme appropriate to their job grade

Long Term Incentive

A localised employee will be eligible to participate in the new Home location Long Term Incentive Plans, if appropriate for their job grade.

Benefits

A localised employee will participate in all the new Home location Benefit Plans, i.e. Healthcare Plan, Pension Plan, Company car etc.

Saving Schemes

A localised employee will be eligible to participate in Saving Schemes applicable to the new Home location

Healthcare

An employee localised to a country that does not provide appropriate levels of Healthcare coverage, in line with the old Home location, should be covered by an alternative Company funded plan. This will be dependent on practice in the new Home location.

Pension Plan

An employee localised to a country that does not provide an appropriate Pension Plan, should be covered under an alternative State or Company funded plan. This will be dependent on practice in the new Home location.

Annual Holiday/Vacation Entitlement and Hours of Work

A localised employee's holiday/vacation entitlement and hours of work will be determined by the new Home location's business sector guidelines.

Home Leave (Original Home location)

During a three (3) year transition period the Company will pay for the employee and their dependants to return to their original Home location on two (2) occasions.

A local transportation component of 14 days car hire, to assist with airport transfer costs and local transport during each of the two (2) Home Leave trips, will also be included. Home Leave will be paid as a Lump Sum. Home Leave must be taken from the employee's holiday/vacation entitlement.

Economy class return airfares should be used, however if the flight time to the old Home location is more than 15 hours, an employee and dependants may purchase a Business Class ticket (at the most economical rate). The difference between the Economy and the Business Class ticket can be reclaimed via travel expenses, on production of receipts.

Transition Allowance

A Transition allowance will be paid if the net salary in local currency is less than the net salary level from the original Home location, once differences in the cost of living allowance, location allowance, income tax and social security taxes have been taken into account. This allowance will be paid monthly as a separate allowance, subject to tax and will be phased out over a three (3) year period:

Year 1 100%
Year 2 66%
Year 3 33%

Transition Allowance - Other

Local HR may have to recognise other benefits to be considered for transition purposes, i.e. Schooling, Storage etc.

Before a localisation can proceed HR will need to take the following steps:

•	Understand the reason for localising the Global Assignee (see Section 13.4 Scope)

•	Understand the consequences of the Global Assignment Terms and Conditions ceasing, on the localising employee and dependants

•	Understand the old Home location Terms and Conditions, which will cease on localisation, in comparison to the new Home location Terms and Conditions

The above should be used as the basis for decisions on:

•	Allowances that are considered for transitioning purposes

•	How an allowance will be phased out

Home Location Owned Property (Principal Residence)

GSK will provide assistance to localising employees in buying and selling property in line with the Home and Host permanent relocation policies. GSK also operates a Mortgage Assistance Programme.

Immigration

The Company will sponsor and arrange for work permit applications and permanent residency applications for the localised employee as appropriate.
Household Goods Shipment

The Company will pay for the shipment of a Global Assignee's personal and household goods (including personal computers) by surface and sea transport to the new Home location. Shipment expenses covered by the Company include the cost of packing/unpacking, shipping and insuring reasonable household effects

In addition to or instead of surface and sea transport for intercontinental/cross-border moves, the Company will transport by air freight, household goods to the new Home location of up to:

•	500 lbs. (225 Kilos) or less, for unaccompanied Global Assignees

•	1000 lbs. (450 Kilos) or less, for accompanied Global Assignees

One (1) air freight shipment, if applicable, should be used for localisation.

Employment Legislation

The employee will be subject to the employment legislation guidelines and policies of the new Home location.

Global Tax Support Service

The Company will pay for the services of a Global Tax Support Service to prepare tax returns for a localised Global Assignee and to provide tax advice on tax matters related to the localisation.

Tax advice will be provided in the year of the localisation and for a further year, if required. This advice will cover all departure and new Home location tax returns that are required.

The localised employee is liable to the new Home location tax rules on Salary, Bonus, Executive Share Plans, Housing support and Educational support.

As is more fully explained in the Appendices addressing GSK Tax Policies, your personal tax liability and our tax support in the year of localization and the subsequent year extends to LTIs. The taxation of LTIs in the context of cross border assignments can be complicated; moreover, assignment related tax matters (tax reporting, withholding and compliance) can extend beyond the actual assignment term because the LIT accrual, vesting and award timeline could span several years beyond the close of an assignment or the localisation. Consequently, you should expect that the tax and support policies we have developed will ensure that you bear your appropriate level of tax on LTIs, and that assignment related home and host country issues may be addressed well beyond the completion of your assignment and the year of localization in the case of LTIs.

For additional information about the Company’s Tax Protection policy, please refer to

•	Appendix H: Global Tax Support Service

•	Appendix M: Tax Equalisation/Protection Policy on LTIs

Appendix H: Global Tax Support Service

Overview

This appendix outlines the services provided by the Global Tax Support Service engaged by the Company.

Scope

Global Assignees are covered for these services commencing with the tax year the assignment begins and ending with the calendar or fiscal tax year when the assignment is completed. The Global Assignee may remain in the programme for an extended period following repatriation, at the Company's discretion, in the case of LTI awards which have assignment tax consequences, or if post assignment payments or credits occur.

Tax Return Preparation

After the close of each tax year having assignment tax consequences, the Global Assignee will be contacted by the Global Tax Support Service as necessary so that all required tax returns can be prepared and filed.

The fee for tax return preparation will be borne by the Company as long as it relates to the assignment and is approved by the Company. The cost of any personal income, estate tax, planning consultation or preparation of returns for family members will be the Global Assignee's responsibility.

Global Assignees are required to use the Global Tax Support Service's tax return preparation services. The Company will not reimburse any fees incurred in utilising other services.

Additional Support

In addition to tax return services, the Global Tax Support Service will also provide the following assistance to the Global Assignees:

1.	Pre Assignment Tax Consultation

As soon as practical after approval of the assignment, the Global Assignee will meet with a tax consultant to discuss the tax consequences of the assignment.

The tax consultation will address the following issues:

•	Home location tax rules and requirements

•	Tax rules for rental of principal residence

•	Record keeping requirements

•	Review of taxability of capital gains and stock option transactions related to the Company's compensation and benefits programmes

•	Preparation of applicable withholding tax certificates

•	Explanation of estimated hypothetical tax

•	Social security tax implications of the assignment

2.	Post Arrival Tax Consultation

As soon as practical after arriving in the assignment location, the Global Assignee will meet with the tax consultant's assignment location tax advisors for a review of the local tax rules, tax return preparation requirements and tax return filing deadlines.

3.	On Assignment Assistance

The tax consultant will work with the Global Assignee to ensure timely filing of Home and assignment location returns as described above.

In addition, services will include preparation of the annual Tax Equalisation Settlement Calculation, where applicable, and settlement of tax advances.

4.	Post Assignment Services

At the completion of the assignment, the Global Assignee will meet with the tax consultant to discuss the following issues:

•	Assignment location tax authority departure requirements

•	Preparation of final assignment location tax returns

•	Preparation of the Final Tax Equalisation Calculation and settlement of remaining tax advances

In addition, should there be a need for home or host country post assignment tax support occasioned by post assignment tax events, including bonuses, LIT awards, tax examinations or tax payments, GSK will provide tax services to the extent that the service would not have been needed but for the assignment.

Global Assignee Responsibilities

As a condition of employment, it is the responsibility of the Global Assignee to provide all necessary and appropriate documentation to the tax service in a timely manner in order to allow preparation of tax returns prior to filing deadlines. It is the responsibility of the Global Assignee to file the completed Home and assignment location tax returns in accordance with applicable laws.

Global Assignee’s have a personal obligation and responsibility to comply with all applicable Home and assignment location tax return filing requirements. Specifically, Global Assignees are responsible for:

•	Arranging their financial affairs so as to comply with all applicable Home and assignment location income tax requirements

•
Providing the tax preparer with complete tax information soon after the close of the tax year, to ensure that the required assignment and Home location income tax returns are prepared and filed on a timely basis to avoid the imposition of interest or penalties

•
Providing the Company and the tax preparer with proof of payment of taxes other than through normal payroll withholding (e.g. cancelled cheques etc) in order to document that the reimbursed taxes have been paid

•	Reviewing and settling the Tax Equalisation Settlement Calculation on an annual basis

•	Authorising the tax preparer to release summary tax data to the Company for the purpose of reviewing the Tax Equalisation Settlement Calculation

•	Repaying all refunds received from the assignment location and/or Home location Revenue Authority to the Company, if appropriate

•	Paying all estimated taxes on net personal income if required

•
Notifying the Company in advance of any significant income events (e.g. sale of an appreciated asset, exercise of stock options etc) to allow for consultation with the tax advisor and implementation of appropriate tax planning opportunities

•
Providing the Company and tax preparer with all necessary assistance and information to ensure that GSK is able to comply with all applicable tax laws governing tax events occurring after the assignment, e.g. bonuses, LTI awards, tax examinations or tax payments.

The Global Assignee will be asked to complete tax organisers, which are designed to collect tax information so that the tax advisor can prepare the actual tax returns. It is essential that the organiser be completed carefully and returned to the tax advisor by the designated date, because the actual returns will be prepared from this data. Non compliance with this procedure will result in interest and penalties charged to the Global Assignee.

General Tax Administration Issues: Filing Status

The Global Assignee is expected to use the filing status that produces the lowest possible tax cost to the Company, as determined by the tax advisor. If another filing status is elected, the Global Assignee will be responsible for any additional tax generated.

The tax advisor will determine whether state and/or local filing requirements exist. As the Global Assignee is responsible for a state hypothetical tax, any actual taxes resulting from the need to file a state and/or local return will be paid by the Company.

Should the Global Assignee elect to file a state tax return against the recommendation of the tax advisor or be unable to break residency for purely personal reasons, the Company will not protect the Global Assignee against any state or local tax in excess of the hypothetical tax incurred due to assignment related income.

Penalties and Interest

Penalties and interest attributable to Company related matters for which Global Assignees are not at fault will be paid by the Company. Global Assignees will pay any penalties and interest only if they are responsible. For example, a Global Assignee may be required to provide the tax advisor with an estimate of net personal income in order to evaluate the need for estimated tax payments or actual withholding. If the estimate proves to be understated and results in penalties and interest, the Global Assignee will be responsible for these costs.

In addition, a Global Assignee who does not provide the tax advisor with complete and timely tax data will also be responsible for any late payment penalties, interest and increased tax advisor fees.

Revenue Authority Interest and Penalty Assessments

In cases where a cost versus benefit analysis warrants response to a governmental notice, the tax advisor should assist the Global Assignee in responding to the notice. Generally, all such “nuisance” notices under US$400 tax (or the equivalent in local currency) are not worth pursuing. Global Assignees will be advised to pay the amount due after contacting the tax advisor. Reimbursement may be obtained from the Company for payment of these tax assessments.

Revenue Authority Examinations

The tax preparer will counsel and assist Global Assignees on examination notices received from any taxing authority relative to tax returns prepared by the preparer and filed under the programme. However, if the adjustment/s to the Global Assignee’s return is US $1,000 tax or less, regardless of the issues involved, the Global Assignee will be advised to pay the tax and seek reimbursement from the Company.

Scope of the Tax Assistance Programme

Any work performed by the designated tax advisor not specifically outlined herein must be approved by the Company prior to commencement.

If Global Assignee needs assistance from the Company for payment of Company related tax balances, the Company will advance the necessary funds, provided adequate documentation is forwarded to the applicable Global Assignments Centre contact in a timely manner.

APPENDIX M: GSK TAX EQUALISATION/PROTECTION POLICY ON LTIS

Objective

GSK currently offers employees of particular grades eligibility to participate in the following Long Term Incentive Plans (LTIP’s):

•	Share Options, with a 10 year lifespan;

•	Performance Share Plan (PSP), with a three (3) year lifespan;

•	Share Value Plan (SVP), with a three (3) year lifespan.

Each has a different set of Plan rules which, in turn, may be treated differently across the country tax jurisdictions in which eligible employees work.

When an eligible employee transfers to a country to work outside of his/her home country, he/she may be subject to taxation in the host country. He/she may still be subject to taxation in the home country or, additionally, subject to taxation in another country in which he/she has worked during the life span of the LTIP.

As a result of multiple tax jurisdictions an employee may have a tax burden which is greater or lower than it would have been had he/she continued to work in the home country.

Because of this potential inequity, GSK has developed a tax equalisation/protection policy (Tax Policy).

Application

GSK policy for the tax treatment of employees, who have two or more country LTIP tax liabilities, is based on circumstances which, generally, fall into the following categories:

•	Current Global Assignees including Commuters;

•	Former Global Assignees including Commuters, that have:

1.	returned to their Home country, or

2.	localised in their Host Country, or

3.	localised in another country;

•	Permanent Internationally Relocated employees, relocated at:
1.	GSK’s request, or

2.	the individual’s own voluntary request;

•	Business Traveller with Two Country Tax Liability(TCTL) working and/or rewarded across borders;

•	Former Business Traveller with TCTL that have:

1.	returned to their Home country, or

2.	localised in their Host Country, or

•	Good Leavers for all of the above categories; and

•	Bad Leavers for all of the above categories.

Two separate tax policies, and one level of tax support, will be applied depending on which of the above categories the employee falls.

Tax Equalisation

Tax Equalisation is applied to all LTIP transactions of a current Global Assignee and Commuter: ie, an employee assigned to another (Host) country under the PfGA policy.

A hypothetical tax will be deducted at the same time that a tax withholding liability would have arisen under the Global Assignee’s home country tax rules. The hypothetical amount will be based on the actual withholding rate of the employee’s Home location.

Tax Protection

A tax protection policy applies to the following GSK employees:

•	Former Global Assignees including Former Commuters, that have:

1.	returned to their Home country, or

2.	localised in their Host Country, or

3.	localised in another country*;

•	Permanent Internationally Relocated employees, relocated at GSK’s request;

•	Business Travellers with TCTL working and/or rewarded across borders;

•	Former Business Travellers with TCTL that have:

1.	returned to their Home country, or

2.	localised in their Host Country, or

•	Good Leavers for all of the above categories.

Individuals within the above categories will be required to pay tax on LTIP transactions, in whatever country tax jurisdictions it arises, up to the amount of tax that would have been payable if the individual had been resident throughout in the responsible tax country (ie, the country to where he/she is tax equalised/protected). For staff who continue to be employed by GSK, the responsible tax country will be their current country of employment at the time of exercise. Good leavers, including retired staff, will have their last country of employment identified as the responsible country.

Any amount of tax that is due over and above the amount of responsible tax calculated will be met by GSK.

TAX POLICY PROCEDURES

Assistance

At GSK’s discretion, employees will be provided with assistance with country tax return preparation, tax equalisation reconciliation and tax audit representation. This assistance will be provided through Ernst & Young LLP.

Tax Equalisation

Hypothetical Tax

For tax equalised individuals, GSK will retain hypothetical tax based on the tax withholding rate of the country to where the employee is tax equalised (ie, to the extent allowable under law). GSK’s inability or failure to retain hypothetical tax does not invalidate the tax equalisation process.

In general, the highest rates of withholding of each country will be applied, even if a reduced rate of withholding tax can be applied. The rate of tax and social security deducted is based on the advice / instruction given by the local GSK company.

Where the employee is tax equalised to a non-withholding country, no hypothetical tax will be deducted at exercise. However, Home country hypothetical tax will be required to be paid to GSK, by the employee, on the same date the employee would have paid tax to the Home country tax authorities.

Social security will be payable at maximum rates unless an income, or similar, cap is applicable. In this case it will be assumed that the cap threshold has reached.

Tax Reconciliation and Settlement

A tax reconciliation will be made to determine the difference between the employee’s responsible tax and his/her expenditures for hypothetical tax and actual home country tax. This calculation and reconciliation will be made by Ernst & Young LLP, once the appropriate tax returns have been prepared, who will advise the employee and GSK of the resulting settlement amount.

The party owing the settlement amount will make payment within a reasonable time period. If payment is not made within a reasonable time period, legal proceedings may commence.

Tax Protection

Tax protected individuals will be required to pay tax on LTIP transactions, in whatever country tax jurisdictions it arises, up to the amount of tax that would have been payable if the individual had been resident throughout in the responsible tax country (ie, the country to where he/she is tax equalised/protected).

Any amount of tax that is due over and above the amount of responsible tax calculated will be met by GSK.

1.	Former Global Assignees and Commuters that have returned to their Home country

The above individuals will be required to pay any tax due on LTIP transactions, in the Home and former Host country (and in any other country that tax may be payable) up to the amount of tax that would have been payable if they had been resident throughout in their Home location. All payments must be made in accordance with each country’s payment rules.

Any amount of tax that is due over and above the amount of responsible tax calculated will be met by GSK.

Actual country tax withholding due will be payable by the individual, but only to the extent of that which would have been payable if they had been resident throughout in their Home location.

2.	Former Global Assignees and Commuters that have localised in their Host Country

The above individuals will be required to pay any tax due on LTIP transactions, in their Host and former Home country (and in any other country that tax may be payable) up to the amount of tax that would have been payable if they had been resident throughout in their Host location. All payments must be made in accordance with each country’s payment rules.

Any amount of tax that is due over and above the amount of responsible tax calculated will be met by GSK.

Actual country tax withholding due will be payable by the individual, but only to the extent of that which would have been payable if they had been resident throughout in their Host location.

3.	Former Global Assignees and Commuters that have localised in another country*

The above individuals will be required to pay any tax due on LTIP transactions, in their former Host, former Home and in any other country tax may be payable, up to the amount of tax that would have been payable if they had been resident throughout in their current location (*ie, the employee’s country of residence, for GSK payroll purposes, on the earlier of the date at which the tax becomes payable, or the date of cessation of employment from GSK). All payments must be made in accordance with each country’s payment rules.

Any amount of tax that is due over and above the amount of responsible tax calculated will be met by GSK.

Actual country tax withholding due will be payable by the individual, but only to the extent of that which would have been payable if they had been resident throughout in their current location (as defined above).

4.	Permanent Internationally Relocated employees relocated at GSK’s request

The above individuals will be required to pay any tax due on LTIP transactions, in their current location and former Home country (and in any other country that tax may be payable) up to the amount of tax that would have been payable if they had been resident throughout in their current location. All payments must be made in accordance with each country’s payment rules.

Any amount of tax that is due over and above the amount of responsible tax calculated will be met by GSK.

Actual country tax withholding due will be payable by the individual, but only to the extent of that which would have been payable if they had been resident throughout in the location to where they have been permanently relocated.

5.	Business Travellers with TCTL working and/or rewarded across borders

The above individuals will be responsible for paying any tax due on LTIP transactions, in all locations in which they have performed duties, and/or their Home country, up to the amount of tax that would have been payable if they had been resident throughout in their country of residence (ie, for GSK payroll purposes, on the earlier of the date at which the tax becomes payable, or the date of cessation of employment from GSK). All payments must be made in accordance with each country’s payment rules.

Any amount of tax that is due over and above the amount of responsible tax calculated will be met by GSK.

Actual country tax withholding due will be payable by the individual, but only to the extent of that which would have been payable if they had been resident throughout in their country of residence (as defined above).

6.	Former Business Travellers with TCTL that have returned to their Home country

The above individuals will be responsible for paying any tax due on LTIP transactions, in all locations in which they have performed duties, and/or their Home country, up to the amount of tax that would have been payable if they had been resident throughout in their Home country. All payments must be made in accordance with each country’s payment rules.

Any amount of tax that is due over and above the amount of responsible tax calculated will be met by GSK.

Actual country tax withholding due will be payable by the individual, but only to the extent of that which would have been payable if they had been resident throughout in their Home country.

7.	Former Business Travellers with TCTL that have localised in their Host country

The above individuals will be responsible for paying any tax due on LTIP transactions, in all locations in which they have performed duties, and/or their former Home country, up to the amount of tax that would have been payable if they had been resident throughout in their Host country. All payments must be made in accordance with each country’s payment rules.

Any amount of tax that is due over and above the amount of responsible tax calculated will be met by GSK.

Actual country tax withholding due will be payable by the individual, but only to the extent of that which would have been payable if they had been resident throughout in their Host country.

Actual country tax withholding due will be payable by the individual, but only to the extent of that which would have been payable if they had been resident throughout in their current location (as defined above).

Tax Reconciliation and Settlement

A tax reconciliation will be made to determine the difference between the employee’s responsible tax and his/her expenditures for actual country withholding tax. This calculation and reconciliation will be made by Ernst & Young LLP, once the appropriate tax returns have been prepared, who will advise the employee and GSK of the resulting settlement amount.

The party owing the settlement amount will make payment within a reasonable time period. If payment is not made within a reasonable time period, legal proceedings may commence.

DEFINITIONS

For purposes of the GSK Tax Policy, the following terms will have the stated meaning:

Actual Home Country Tax

The tax liability properly calculated on the employee’s actual Home country tax return(s) or, if applicable, the actual tax liability assessed by the Home country tax authorities.

Actual Host Country Tax

The tax liability properly calculated on the employee’s actual Host country tax return(s) or, if applicable, the actual tax liability assessed by the host country tax authorities.

Home Country

The country in which the individual was employed, prior to performing employment duties in another country, and to which the employee intends to return once those foreign employment duties have ceased. An employee may have only one home country for the purposes of the Tax Policy.

Host Country

The country, other than the Home country, in which an individual carries out GSK employment duties.

Hypothetical Tax

The estimated amount of responsible tax that GSK retains from the employee. Hypothetical tax does not belong to the employee nor is it remitted to the Home or Host country tax authorities as withholding. Instead, it is a reduction of the employee’s compensation.

Responsible Tax

The amount calculated according to the GSK Tax Policy, and related procedures, which the employee is obliged to pay. The responsible tax is an approximation of the country tax liability which would have arisen had the employee been resident throughout in the country to where he/she is tax equalised/protected.

Responsible Tax Country

The country in which individuals within the above categories will be required to pay tax on LTIP transactions, in whatever country tax jurisdictions it arises, up to the amount of tax that would have been payable if the individual had been resident throughout in the responsible tax country (ie, the country in which he/she is deemed to be resident at the time of LTIP transaction).

Tax

All income and social taxes imposed by the taxing jurisdiction (e.g. federal, state, city, province, canton, etc.). The term does not include estate, inheritance, gift, sales, or value added taxes.

TCTL

Two Country Tax Liability

Two Country LTIP Tax Liability - Summary

Category of Employee	Tax Equalisation	Tax Protection	Tax Support
Current Employee - 10 year timescale
Global Assignee	To Home country	N/A	Yes
Former Global Assignee including Commuter - returned to their Home country	N/A	To Home country	Yes
- localised in their Host country	N/A	To Host country	Yes
- localised in another country	N/A	To other country	Yes
Permanent Internationally relocated employee - GSK request	N/A	To Host country	Yes
- voluntary request	N/A	N/A	Yes
Business Travellers with TCTL working and/or rewarded across borders	N/A	To Country granting LTIP	Yes
Former Business Travellers with TCTL - returned to their Home country	N/A	To Home country	Yes
- localised in their Host country	N/A	To Host country	Yes

Good Leaver – 3 year timescale
Global Assignee including Commuters - returned to their Home country	N/A	To Home country	Yes
- not returning to their Home country	N/A	To Home country	Yes
Former Global Assignee including Commuters - returned to their Home country	N/A	To Home country	Yes

- localised in their Host country	N/A	To Host country	Yes
- localised in another country	N/A	To other country	Yes
Permanent Internationally relocated employee - GSK request	N/A	To Host country	Yes
- voluntary request	N/A	N/A	Yes
Business Travellers with TCTL working and/or rewarded across borders	N/A	To Country granting LTIP	Yes
Former Business Travellers with TCTL - returned to their Home country	N/A	To Home country	Yes
- localised in their Host country	N/A	To Host country	Yes

Bad Leaver - immediate year timescale
Global Assignee including Commuters - returned to their Home country	N/A	N/A	No
- not returning to their Home country	N/A	N/A	No
Former Global Assignee including Commuters - returned to their Home country	N/A	N/A	No
- localised in their Host country	N/A	N/A	No
- localised in another country	N/A	N/A	No
Permanent Internationally relocated employee - GSK request	N/A	N/A	No
- voluntary request	N/A	N/A	No
Business Travellers with TCTL working and/or rewarded across borders	N/A	N/A	No
Former Business Travellers with TCTL - returned to their Home country	N/A	N/A	No
- localised in their Host country	N/A	N/A	No